Exhibit 10.7

DEFERRED FINANCING FEE AGREEMENT

DEFERRED FINANCING FEE AGREEMENT, dated as of June 3, 1999 among RABBIT HILL HOLDINGS, INC., a Delaware corporation (the “Company”), and Caravelle Investment Fund, L.L.C., a Delaware limited liability company (“Caravelle”).

Caravelle has purchased $12.5 million of the Company’s 15% Senior Notes due 2006, as well as 1,250 shares of each of the Company’s Class A Common Stock (the “Common Stock”) and Series A Preferred Stock (the “Preferred Stock and the Common Stock, the “Equity Securities”).

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Deferred Financing Fees. In consideration of the purchase of the Equity Securities by Caravelle, the Company agrees to pay to Caravelle a deferred financing fee in the amount of $50,000 per annum accruing from the date hereof, payable in advance on January 1 of each year; provided that for calendar year 1999 the deferred financing fee shall be payable on the date of this Agreement and shall be in the amount of $29,160. Once any amount of the deferred financing fee has been paid it shall not be returnable under any circumstances, including upon any termination of this Agreement by any party hereto.

Section 2. Indemnity; No Liability. In consideration of the execution and delivery of this Agreement by Caravelle, the Company hereby agrees to indemnify, exonerate and hold each of Caravelle and its affiliates, and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement or the transactions contemplated hereby or thereby except for any such Indemnified Liabilities arising solely on account of such In-demnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct.

Section 3. Governing Law: Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

Section 4. Termination. This Agreement will terminate automatically when Caravelle shall own less than 1,250 shares of Common Stock. The provisions of Section 2 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

RABBIT HILL HOLDINGS, INC.

By:
Name:
Title:

CARAVELLE INVESTMENT FUND, L.L.C.

By: Caravelle Advisors, L.L.C, its Investment Manager and Attorney-in-Fact

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

RABBIT HILL HOLDINGS, INC.

/s/ Rabbit Hill Holdings, Inc.

CARAVELLE INVESTMENT FUND, L.L.C.

By: Caravelle Advisors, L.L.C., its Investment Manager and Attorney-in-Fact

By:	/s/ Douglas A. Padillo
Name: Douglas A. Padillo
Title: Director